Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

ModusLink Global Solutions, Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3/A of our report dated October 14, 2014, relating to the consolidated financial statements and the effectiveness of ModusLink Global Solutions, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts
February 27, 2015